Exhibit 22.1

Co-Issuer of Debt Securities

Tyco Fire & Security Finance S.C.A. (“TFSCA”), a subsidiary of Johnson Controls International plc (the “Company”), co-issued with the Company the debt securities listed below:

1.750% Senior Notes due 2030

0.375% Senior Notes due 2027

1.000% Senior Notes due 2032

2.000% Sustainability-Linked Senior Notes due 2031

3.000% Senior Notes due 2028

4.900% Senior Notes due 2032

TFSCA may co-issue additional debt securities under the indenture dated as of December 28, 2016 between the Company and U.S. Bank National Association, as trustee.